Exhibit 4.3

[FORM OF THIRTEENTH SUPPLEMENTAL INDENTURE]

BETWEEN

BANK OF AMERICA CORPORATION

AND

THE BANK OF NEW YORK TRUST COMPANY, N.A.

DATED AS OF FEBRUARY     , 2007

Supplement to Restated Junior Subordinated Debt Securities Indenture dated as of

November 1, 2001, as supplemented

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-ii-

THIRTEENTH SUPPLEMENTAL INDENTURE, dated as of February __, 2007 (the Thirteenth Supplemental Indenture”), between BANK OF AMERICA CORPORATION, a Delaware corporation (herein after called the “Company”), having its principal office at 100 North Tryon Street, Charlotte, North Carolina 28255, and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as successor Trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

The Company and The Bank of New York, as predecessor trustee, entered into a Restated Junior Subordinated Debt Securities Indenture dated as of November 1, 2001 (the “Base Indenture”).

Section 9.01 of the Base Indenture provides that the Indenture may be amended or supplemented without the consent of any holder of Securities to provide for the issuance of and establish the form and terms and conditions of any series of Securities.

The Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 9.05 of the Base Indenture to the effect that all conditions precedent provided for in the Base Indenture to the Trustee’s execution and delivery of this Thirteenth Supplemental Indenture have been complied with and that this Thirteenth Supplemental Indenture is permitted under the Base Indenture.

BAC Capital Trust XIII, a Delaware statutory trust (the “Trust”), has offered to the public a class of beneficial interests known as Floating Rate Hybrid Income Term Securities (such securities being of the type referred to in the Indenture as the “Preferred Securities” and in this Thirteenth Supplemental Indenture as the “Preferred HITS”), which Preferred HITS may be exchanged (together with U.S. Treasury securities) for Treasury HITS and Corporate HITS (each, as defined herein, and collectively the Preferred HITS, Treasury HITS and Corporate HITS are referred to as the “HITS”), and proposes to invest the proceeds from the offering, together with the proceeds of the issuance and sale by the Trust to the Company of its common securities (the “Trust Common Securities” and together with the HITS, the “Trust Securities”), in the Notes (as defined herein).

The Notes will be subject to Remarketing (as defined herein), in connection with which certain terms of the Notes may be changed, all in accordance with the procedures to be set forth in a Remarketing Agreement to be entered into prior to the first Remarketing (as amended or supplemented from time to time, the “Remarketing Agreement”), among the Company and the remarketing agent named in the Remarketing Agreement (including any successor or replacement, the “Remarketing Agent”), and confirmed and accepted by The Bank of New York, as property trustee of the Trust.

The Company has requested that the Trustee execute and deliver this Thirteenth Supplemental Indenture and satisfy all requirements necessary to make this Thirteenth Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, and all acts and things necessary have been done and performed to make this Thirteenth Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Thirteenth Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS THIRTEENTH SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the Notes by the holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

For all purposes of this Thirteenth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) Terms defined in the Base Indenture have the same meaning when used in this Thirteenth Supplemental Indenture unless otherwise specified herein.

(b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Thirteenth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this Thirteenth Supplemental Indenture.

(d) A term defined anywhere in this Thirteenth Supplemental Indenture has the same meaning throughout.

(e) the following terms have the meanings given to them in this Section 1.1:

“APM Commencement Date” means, with respect to any Extension Period, the second anniversary of the commencement of such Extension Period.

“APM Period” means, with respect to any Extension Period, the period commencing on the APM Commencement Date and ending on the next Interest Payment Date on which the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest, including Compounded Interest, on the Notes.

“Business Day” means any day other than a Saturday, Sunday or another day on which banking institutions and trust companies in New York, New York, or Charlotte, North Carolina are permitted or required by any applicable law to close.

“Calculation Agent” means The Bank of New York Trust Company, N.A., or its successor, or any other calculation agent appointed by the Company.

“Capital Treatment Event” means the reasonable determination by the Company that, as a result of any (i) amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the HITS, (ii) proposed change in those laws or regulations that is announced after the initial issuance of the HITS, or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying such laws or regulations that is announced after the initial issuance of the HITS, there is more than an insubstantial risk of impairment of the Company’s ability to treat the HITS (or any substantial portion) as Tier 1 capital (or the equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

“Collateral Agent” means The Bank of New York Trust Company, N.A., as Collateral Agent under the Collateral Agreement until a successor Collateral Agent shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter. “Collateral Agent” shall mean the Person who is then the Collateral Agent thereunder.

“Collateral Agreement” means the Collateral Agreement dated as of February __, 2007 among the Company, The Bank of New York Trust Company, N.A., as Collateral Agent, Custodial Agent, Securities Intermediary and Securities Registrar, and the Trust, acting through The Bank of New York, as Property Trustee.

“Commercially Reasonable Efforts” by the Company to sell shares of its common stock or non-cumulative perpetual preferred stock means commercially reasonable efforts to complete the offer and sale of shares of its common stock or non-cumulative perpetual preferred stock, as the case may be, to third parties that are not affiliates of the Company in public offerings or private placements; provided that the Company shall be deemed to have used such Commercially Reasonable Efforts if a Market Disruption Event occurs and for so long as it continues regardless of whether the Company makes any offers or sales during such period; and provided, further that the Company shall not be deemed to have used such Commercially Reasonable Efforts if the Company determines not to pursue or complete such a sale due to pricing, coupon, dividend rate or dilution considerations.

“Compounded Interest” means the interest, if any, that shall accrue on any interest on the Notes the payment of which has not been made on the applicable Interest Payment Date and which shall accrue at the rate per annum specified or determined as specified in the Notes.

“Corporate HITS” has the meaning specified in the Declaration.

“Coupon Rate” has the meaning specified in Section 2.5.

“Custodial Agent” means The Bank of New York Trust Company, N.A., as Custodial Agent under the Collateral Agreement until a successor Custodial Agent shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Custodial Agent” shall mean the Person who is then the Custodial Agent thereunder.

“Custody Note” has the meaning specified in Section 2.4(d).

“Declaration” means the Amended and Restated Declaration of Trust, dated as of February     , 2007, among the Company, as Sponsor, the Property Trustee, the Delaware Trustee, and the Regular Trustees (each as named therein), with respect to the HITS.

“Early Dissolution Event” means the dissolution of the Trust and the distribution of the Notes held by or on behalf of the Trust to the holders of the Trust Securities in accordance with Section 9.4 of the Declaration.

“Early Remarketing” means a Remarketing conducted pursuant to the provisions of Section 3.4.

An “Early Settlement Event” shall be deemed to have occurred if: (i) the Company’s “total risk-based capital ratio” is less than 10%, (ii) the Company’s “Tier 1 risk-based capital ratio” is less than 6%, (iii) the Company’s “leverage capital ratio” is less than 4%; (iv) the Federal Reserve, in its discretion, anticipates that the Company may fail one or more of the capital tests referred to above in the near term and delivers a notice to the Company so stating; or (v) the Trust is dissolved pursuant to Section 9.2(f) of the Declaration, where the related Early Settlement Event in the case of the tests described in each of (i), (ii) and (iii) above will be deemed to occur on the date the Company files with the Federal Reserve a Form FR Y-9C showing in Schedule HC-R (or successor form) that the related capital measure has been failed. Each such ratio described above will be determined as required pursuant to Appendix A to Regulation Y of the Federal Reserve, 12 C.F.R. Part 225.

“Eligible Proceeds” means, with respect to any Interest Payment Date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Company has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of the Company’s common stock or non-cumulative perpetual preferred stock.

“Extension Period” has the meaning specified in Section 2.7(a).

“Failed Remarketing” means a Final Remarketing that is not Successful.

“Federal Reserve” means (i) the Board of Governors of the Federal Reserve System, as from time to time constituted, or if at any time after the execution of this Thirteenth Supplemental Indenture the Federal Reserve is not existing and performing the duties now assigned to it, then the body or bodies performing such duties at such time, or the Federal Reserve Bank of Richmond, or (ii) any successor Federal Reserve Bank (or successor body performing such duties) having primary jurisdiction over the Company.

“Final Remarketing” means (i) a Remarketing for a settlement date on February 15, 2013 (or if such day is not a Business Day, the immediately succeeding Business Day), (ii) in the case of an Early Remarketing, the fifth scheduled Remarketing or (iii) in the case of an Early Remarketing in connection with clause (v) of the definition of Early Settlement Event, the first Remarketing.

“Fixed Rate Reset Cap”, as of any Remarketing Settlement Date, means the prevailing market yield, as determined by the Remarketing Agent, of the benchmark U.S. Treasury security having a remaining maturity that most closely corresponds to the period from such date until the earliest date on which the Notes may be redeemed at the option of the Company in the event of a Successful Remarketing, plus      basis points, or     %, per annum.

“Floating Rate Reset Cap,” which the Reset Spread may not exceed, means      basis points, or     %, per annum.

“Global Notes” has the meaning specified in Section 2.4(b).

“HITS” means each of the Preferred HITS, the Treasury HITS and the Corporate HITS.

“Interest Payment Date” shall have the meaning specified in Section 2.5(a) or as may be specified by the Company following a Remarketing in accordance with Article III.

“Interest Period” means the period from and including the most recent Interest Payment Date to which interest has been paid or duly made available for payment (or February     , 2007 if no interest has been paid or been duly made available for payment) to, but excluding, the next succeeding Interest Payment Date or, if earlier, the Maturity Date of the Notes.

“Investment Company Event” means the receipt by the Company and the Trust of an opinion of counsel experienced in matters relating to investment companies to the effect that, as a result of any change in law or regulation, or change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940, which change becomes effective on or after the original issuance of the HITS.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(i) the Company would be required to obtain the consent or approval of its stockholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell common stock, rights to purchase common stock, rights to purchase common stock or non-cumulative perpetual preferred stock and such consent or approval has not yet been obtained notwithstanding the Company’s commercially reasonable efforts to obtain that consent or approval (including, without limitation, failing to obtain approval for such issuance if required by the Federal Reserve after giving notice to the Federal Reserve as required hereunder);

(ii) trading in securities generally on the New York Stock Exchange or on any other national securities exchange or over-the-counter market on which the Company’s common stock and/or preferred stock is then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the Commission, by the relevant exchange or by any other regulatory body or governmental body having jurisdiction;

(iii) a material disruption or banking moratorium occurs or has been declared in commercial banking or securities settlement or clearance services in the United States;

(iv) an event occurs and is continuing as a result of which the offering document for such offer and sale of common stock, rights to purchase common stock or non-cumulative perpetual preferred stock would, in the judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (a) the disclosure of that event at such time, in the judgment of the Company, is not otherwise required by law and would have a material adverse effect on the business of the Company or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the ability of the Company to consummate such transaction, provided that no single suspension period contemplated by this paragraph (iv) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (iv) shall not exceed an aggregate of 180 days in any 360-day period; or

(v) the Company reasonably believes, for reasons other than those referred to in paragraph (iv) above, that the offering document for such offer and sale of common stock, rights to purchase common stock or non-cumulative perpetual preferred stock would not be in compliance with a rule or regulation of the Securities and Exchange Commission and the Company is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this paragraph (v) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (v) shall not exceed an aggregate of 180 days in any 360-day period.

“Maturity Date” means March 15, 2043 or such earlier date as may be specified by the Company following a Remarketing in accordance with Article III.

“Notes” has the meaning specified in Section 2.1.

“Paying Agent”, when used with respect to the Notes, means The Bank of New York Trust Company, N.A., as paying agent hereunder or any other Person authorized by the Company to pay the principal of (and premium, if any) or interest on the Notes on behalf of the Company.

“Paying Agent Office” means the office of the applicable Paying Agent at which at any particular time its corporate agency business shall principally be administered in a place of payment in New York, New York, which office at the date hereof in the case of The Bank of New York Trust Company, N.A., in its capacity as Paying Agent with respect to the Notes under the Base Indenture and this Thirteenth Supplemental Indenture, is located at [                    ].

“Person” means a legal person, including any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pledged Notes” has the meaning specified in the Collateral Agreement.

“Preferred Stock” means the Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F, $100,000 liquidation preference per share, of the Company.

“Property Trustee” has the meaning set forth in the Declaration.

“qualified floating rate” has the meaning specified in Section 3.3(a)(iii).

“Qualifying Capital Securities” has the meaning set forth in the Replacement Capital Covenant.

“Qualifying Treasury Securities” has the meaning specified in the Declaration.

“Regular Trustee” means, in respect of the Trust, each individual identified as a “Regular Trustee” in the Declaration, solely in such individual’s capacity as Regular Trustee of the Trust under the Declaration and not in such individual’s individual capacity, or any successor Regular Trustee appointed as therein provided.

“Remarketed Notes” has the meaning specified in Section 2.4(c).

“Remarketing” means a remarketing of Notes pursuant to Article III and the Remarketing Agreement.

“Remarketing Agent” has the meaning set forth in the introduction to this Thirteenth Supplemental Indenture.

“Remarketing Agreement” has the meaning set forth in the introduction to this Thirteenth Supplemental Indenture.

“Remarketing Date” means the seventh Business Day preceding each of February 15, 2012, May 15, 2012, August 15, 2012, November 15, 2012 and February 15, 2013 until the settlement of a Successful Remarketing, or if an Early Settlement Event shall have occurred, each of the dates determined in accordance with Section 3.4.

“Remarketing Period” means the five consecutive Business Days beginning on any Remarketing Date.

“Remarketing Settlement Date” means the February 15, May 15, August 15 or November 15 following the Remarketing Period in which a Successful Remarketing occurs, or if that day is not a Business Day, the immediately preceding Business Day.

“Remarketing Value” for each Note equals the present value on the Remarketing Settlement Date of an amount equal to the principal amount of, plus the interest payable on, such Note on the next Interest Payment Date, including any deferred interest, assuming for this purpose, even if not true, that the interest rate on the Notes remains at the rate in effect immediately prior to the Remarketing and all accrued and unpaid interest on the Notes is paid in cash on such date, determined using a discount rate equal to the interest rate on the Bank of America, N.A. Deposit.

“Repayment Date” has the meaning set forth in Section 2.6(a) hereof.

“Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of February     , 2007, of the Company, in favor of and for the benefit of each Covered Debtholder (as defined therein) as the same may be amended or supplemented from time to time in accordance with the provisions thereof.

“Reset Spread” means, if the Notes are remarketed as floating rate notes, the spread, if any, set in a Remarketing, as specified in Section 3.3(a).

“Reset Rate” means, if the Notes are remarketed as fixed rate notes, the rate of interest on the Notes, if any, set in a Remarketing, as specified in Section 3.3(a).

“Responsible Officer” means, when used with respect to The Bank of New York Trust Company, N.A., any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

“Securities Registrar” has the meaning specified in Section 2.12.

“Securities Registrar Office” means the office of the Securities Registrar at which at any particular time the Company has designated a register known as the “Securities Register” in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of the Notes and of transfers of Notes. At the date hereof, in the case of The Bank of New York Trust Company, N.A., such office is located at [New York].

“Securities Register” has the meaning specified in the definition of Securities Registrar Office.

“Securities Act” means the Securities Act of 1933 (or any successor statute), as it may be amended from time to time.

“Stock Purchase Contract Agreement” means the Stock Purchase Contract Agreement, dated as of February     , 2007, between the Company and the Trust acting through the Property Trustee.

“Successful” has the meaning specified in Section 3.5(a).

“Tax Event” has the meaning set forth in the Declaration.

“Telerate Page 3750” means the display page so designated on the Moneyline/Telerate Service (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

“Thirteenth Supplemental Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

“Three-Month LIBOR” means, with respect to any Interest Period, the offered rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Interest Period that appears on Telerate Page 3750 as of 11:00 A.M. (London time) on the second London Banking Day immediately preceding the first day of that Interest Period. If the rate described above does not appear on Telerate Page 3750, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Company, at approximately 11:00 A.M., London time on the second London Banking Day immediately preceding the first day of that Interest Period. The Bank of New York Trust Company, N.A., as calculation agent for the Notes, will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York, New York, selected by the Company, at approximately 11:00 A.M., New York City time, on the first day of that Interest Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent to provide quotations are not quoting as described above, Three-Month LIBOR for that Interest Period will be the same as Three-Month LIBOR as determined for the previous Interest Period, or in the case of the first Interest Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had the Notes been outstanding. The calculation agent’s establishment of Three-Month LIBOR and calculation of the amount of interest for each Interest Period will be on file at the Company’s principal offices, will be made available to any holder of Notes upon request and will be final and binding in the absence of manifest error.

“Treasury HITS” has the meaning specified in the Declaration.

“Unsuccessful” has the meaning specified in Section 3.5(b).

“Underwriting Agreement” means the Underwriting Agreement, dated as of February     , 2007, among the Trust, the Company, and the underwriters named therein.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1 Designation, Principal Amount and Authorized Denominations.

There is hereby authorized and established under the terms of the Indenture a series of Securities designated the “Remarketable Floating Rate Junior Subordinated Notes due 2043” (the “Notes”), limited in aggregate principal amount to no more than $[Aggregate], which amount to be issued shall be as set forth in one or more written orders of the Company for the authentication and delivery of Notes pursuant to Section 2.04 of the Indenture. The denominations in which Notes shall be issuable is $1,000 principal amount and integral multiples thereof.

Section 2.2 Maturity.

The Maturity Date of the Notes will be March 15, 2043, subject to change as provided in Article III.

Section 2.3 Form and Payment.

Except as provided in Section 2.4, the Notes shall be issued in fully registered definitive form without interest coupons. Principal of and interest on the Notes issued in definitive form will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes bearing identical terms and provisions and notices and demands to or upon the Company in respect of the Notes and the Base Indenture, as supplemented by this Thirteenth Supplemental Indenture, may be served at the office or agency of the Trustee, and the Company appoints the Trustee as its agent for the foregoing purposes; provided that payment of interest may be made at the option of the Company by check mailed to the holder at such address as shall appear in the Securities Register or by wire transfer in immediately available funds to the bank account number of such holder specified in writing by the holder not less than ten days before the relevant Interest Payment Date. Notwithstanding the foregoing, so long as the holder of any Note is the Property Trustee on behalf of the Trust, the payment of the principal of and interest (including expenses and taxes of the Trust set forth in Section 4.1, if any) on such Notes held by the Property Trustee will be made at the Paying Agent Office or at such place and to such account as may be designated in writing by the Property Trustee. The Notes may be presented for registration of transfer or exchange at the Securities Registrar Office.

Section 2.4 Notes Held by Collateral Agent and Custodial Agent; Global Notes; Adjustment of Notes.

(a) The Notes shall be issued initially in fully registered definitive form in the name of the Property Trustee, on behalf of the Trust, and shall be delivered to the Collateral Agent to be held as Pledged Notes pursuant to the terms of the Collateral Agreement. For so long as such Pledged Notes are held by the Collateral Agent or any Custody Notes are held by the Custodial Agent, in their respective capacities as such under the Collateral Agreement, each such Note shall represent the principal amount so indicated in the Securities Register, provided that the aggregate principal amount of all such Notes shall at all times equal the principal amount issued in accordance with Section 2.1.

(b) At any time on or after the first to occur of the Remarketing Settlement Date, an Early Dissolution Event or the redemption of the Corporate HITS by the Trust in exchange for Notes, the Notes in definitive form may be presented to the Securities Registrar for exchange for one or more global Notes in an aggregate principal amount equal to the aggregate principal amount of the Notes so presented (a “Global Note”), to be registered in the name of the Depositary, or its nominee, and delivered to the Depositary, or its custodian, for crediting to the accounts of its participants pursuant to the instructions of the Regular Trustees. The Company upon any such presentation shall execute one or more Global Notes in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture and this Thirteenth Supplemental Indenture. The Trustee, upon receipt of such Global Notes, together with an Officers’ Certificate requesting authentication, will authenticate such Global Notes and deliver them to the Securities Registrar, as custodian for the Depositary. Payments on the Notes issued as Global Notes will be made to the Depositary.

(c) In the event that (i) any Pledged Notes for which no election has been validly made pursuant to Section 8.02(a) of the Collateral Agreement are to be released from the Pledge and delivered to the Remarketing Agent pursuant to Section 8.02(b) of the Collateral Agreement or (ii) any Custody Notes for which an election has been validly made pursuant to Section 8.03(a) of the Collateral Agreement are to be delivered to the Remarketing Agent pursuant to Section 8.03(b) of the Collateral Agreement (collectively, the “Remarketed Notes”), such transfers shall be evidenced by an endorsement by the Securities Registrar on the Notes held by the Collateral Agent and the Custodial Agent, respectively, and in the Securities Register reflecting a reduction in the principal amount of such Notes equal in amount to the principal amount of the Remarketed Notes. The Securities Registrar shall confirm any such reduced principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Notes evidencing such reduced principal amount to the Trustee at the facsimile number or address of the Trustee provided for notices to the Trustee in the Collateral Agreement (or at such other facsimile number or address as the Trustee shall provide to the Securities Registrar). Upon receipt of such confirmation, the Trustee shall instruct the Securities Registrar to increase the principal amount of a Global Note in an amount equal to the aggregate principal amount of the Remarketed Notes by an endorsement made by the Securities Registrar on such Global Note to reflect such increase.

(d) In the event that any Pledged Note is to be released from the Pledge (as defined in the Collateral Agreement) and transferred to the Custody Account (as defined in the Collateral Agreement) pursuant to Section 6.02(a) of the Collateral Agreement (a “Custody Note”), as a result of the exchange of Preferred HITS and Qualifying Treasury Securities for Treasury HITS and Corporate HITS as provided in said Section 6.02(a) of the Collateral Agreement, such transfer shall be evidenced by an endorsement by the Securities Registrar on the Pledged Notes held by the Collateral Agent reflecting a reduction in the principal amount of such Pledged Notes and on the Custody Notes held by the Custodial Agent reflecting an increase in the principal amount of such Custody Notes, in each case equal in amount to the principal amount of the Note so transferred. The Collateral Agent and the Custodial Agent shall confirm any such reduced principal amount of Pledged Notes and increased principal amount of Custody

Notes by faxing or otherwise delivering a photocopy of such endorsements made on the Notes evidencing such reduced or increased principal amounts, as applicable, to the Trustee at the facsimile number or address of the Trustee provided for notices to the Trustee in the Collateral Agreement (or at such other facsimile number or address as the Trustee shall provide to the Collateral Agent and the Custodial Agent). Upon receipt of such confirmation, the Trustee shall instruct the Custodial Agent or Securities Registrar to account for such transfer in the manner as specified in the Collateral Agreement.

(e) In the event that a Note is transferred from the Custody Account to the Collateral Account pursuant to Section 6.03(b)(i) of the Collateral Agreement in connection with the exchange of Treasury HITS and Corporate HITS for Preferred HITS and Qualifying Treasury Securities as provided in Section 6.03 of the Collateral Agreement, such transfer shall be evidenced by an endorsement by the Securities Registrar on the Pledged Notes held by the Collateral Agent reflecting an increase in the principal amount of such Pledged Notes and on the Custody Notes held by the Custodial Agent reflecting a reduction in the principal amount of such Custody Notes, in each case equal in amount to the principal amount of the Note so transferred. The Collateral Agent and the Custodial Agent shall confirm any such increased principal amount of Pledged Notes and reduced principal amount of Custody Notes by faxing or otherwise delivering a photocopy of such endorsements made on the Notes evidencing such increased or reduced principal amount, as applicable, to the Trustee at the facsimile number or address of the Trustee provided for notices to the Trustee in the Collateral Agreement (or at such other facsimile number or address as the Trustee shall provide to the Collateral Agent and the Custodial Agent). Upon receipt of such confirmation, the Trustee shall instruct the Custodial Agent or Securities Registrar to account for such transfer in the manner as specified in the Collateral Agreement.

Section 2.5 Interest.

(a) Prior to a Remarketing of the Notes, each Note will bear interest at a floating rate equal to Three-Month LIBOR, plus a spread of     % (the “Coupon Rate”), from February     , 2007 until the principal thereof becomes due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest or deferred interest at the Coupon Rate, compounded quarterly, payable (subject to the provisions of Section 2.7) quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, an “Interest Payment Date”), beginning on June 15, 2007, to the Person in whose name such Note or any predecessor Note is registered at the close of business on the regular record date for such interest installment, which, in respect of any Notes of which the Property Trustee is the holder, shall be the close of business on the Business Day next preceding that Interest Payment Date. Notwithstanding the foregoing sentence, if the Notes are no longer held by the Property Trustee, the relevant record dates shall be the close of business on the last day of the month immediately preceding the month in which the Interest Payment Date falls. If there is a Failed Remarketing, interest shall also be payable on each Note on the Stock Purchase Date if it is not otherwise an interest payment date.

(b) The amount of interest payable for any period will be computed on the basis of the actual number of days elapsed in the period and a 360-day year. In the event that any date on which interest is payable on the Notes is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay).

(c) As further described in Section 2.7, the Company shall have the right to defer the payment of interest on the Notes, as provided in Section 2.13 of the Base Indenture, for one or more Extension Periods. The Paying Agent shall give notice of the Company’s election to begin or extend any Extension Period to the holders of the outstanding Notes in the form of a notice thereof as shall have been prepared by the Company and furnished to the Paying Agent.

Section 2.6 Redemption of the Notes.

(a) The Company may from time to time redeem the Notes (A) in whole but not in part, at any time within 90 days after a Tax Event, Capital Treatment Event or an Investment Company Event or (B) in whole or in part, at any date on or after March 15, 2017 (each such date, a “Repayment Date”), in either case at a redemption price equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, including deferred interest (if any), to the date of redemption, in accordance with Article 14 of the Base Indenture. Any redemption will be made upon not less than 15 nor more than 60 days notice to the holders of the Notes. If the Notes are redeemed in part pursuant to this Section 2.6, the Notes will be redeemed pro rata or by lot or by any other method utilized by the Trustee; provided that if, at the time of redemption, the Notes are registered as a Global Note, the Depositary shall determine, in accordance with its procedures, the principal amount of such Notes held by each holder of a Note to be redeemed. The redemption price shall be paid by 12:00 noon, New York time, on the Repayment Date or at such earlier time as the Company determines provided that the Company shall deposit with the Trustee an amount sufficient to pay the redemption price by 10:00 a.m., New York time, on the Repayment Date. The Company may not redeem the Notes in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding Notes for all interest periods terminating on or before the Repayment Date. In connection with a Remarketing, the Company may change the date after which it may redeem Notes to a later date or change the redemption price in accordance with Article III.

(b) The Notes are not entitled to any sinking fund payments.

(c) Payments on the Notes on any Repayment Date will be applied, first, to deferred interest to the extent of Eligible Proceeds raised pursuant to Section 2.9, second, to current interest to the extent not paid from other sources, and third, to the principal of the Notes; provided that if the Company is obligated to sell its common stock, mandatorily convertible preferred stock, debt exchangeable for equity, qualifying non-cumulative perpetual preferred stock, REIT preferred securities and Qualifying Capital Securities and repay principal of or interest on any outstanding pari passu securities in addition to the Notes, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for such payments shall be applied first to pari passu securities having an earlier scheduled maturity date than the Notes and then to the Notes and those other pari passu securities having the same scheduled maturity date as the Notes pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other pari passu securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the Notes has been paid in full.

Section 2.7 Option to Defer Interest

(a) So long as no Event of Default has occurred and is continuing, the Company shall have the right at any time and from time to time prior to the Maturity Date to defer payment of interest on the Note, for up to 28 consecutive quarterly Interest Periods, i.e. seven years after the commencement of such Extension Period (or the equivalent thereof, if the Interest Periods are not then quarterly), with respect to each deferral period (each an “Extension Period”), during which Extension Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid (together with Compounded Interest thereon to the extent permitted by applicable law); provided that no Extension Period shall extend beyond the Maturity Date of the principal of the Note, and each Extension Period shall end on a date that is an Interest Payment Date. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period shall exceed 28 consecutive quarterly Interest Periods (or the equivalent thereof if this Note is not then bearing interest quarterly) or extend beyond the Maturity Date of the principal of the Note.

(b) During any such Extension Period (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto (other than (i) purchases or acquisitions of shares of its common stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans, (ii) as a result of a reclassification of its capital stock or the exchange or conversion of one class or series of Company capital stock for another class or series of Company capital stock, (iii) the purchase of fractional interests in shares of its capital stock pursuant to an acquisition or the conversion or exchange provisions of such capital stock or the security being converted or exchanged or (iv) payment by the Company under any guarantee agreement executed for the benefit of the holders of the HITS); (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to the Notes; and (c) the Company shall not make any payment under any guarantee that ranks equally with or junior to the guarantee agreement executed for the benefit of the holders of the HITS.

(c) An Extension Period shall terminate upon the payment on any Interest Payment Date of all deferred interest and any Compounded Interest then due, and the Company may elect to begin a new Extension Period, subject to the above requirements.

(d) The Company may elect to pay interest on any Interest Payment Date during any Extension Period to the extent permitted by Section 2.8.

(e) Upon the termination of any such Extension Period and upon the payment of all accrued and unpaid interest then due, the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the last sentence of this paragraph, no interest shall be due and payable during an Extension Period except at the end thereof. If the Notes are registered in the name of the Property Trustee, the Company will give the Property Trustee, the Delaware Trustee, the Regular Trustees and the Trustee written notice of its election to defer interest payments at least one Business Day before the earlier of (i) the next succeeding Interest Payment Date and (ii) the date the Trust is required to give notice to the New York Stock Exchange or any other exchange on which the HITS are listed or any other applicable self-regulatory organization, if any, of the record date or payment date for the related distribution (however, in no event shall notice be required more than 15 Business Days prior to an Interest Payment Date). The Trustee shall give notice of the Company’s election to begin or extend any Extension Period to the Property Trustee as holder of the Notes, to the Regular Trustees and to the holders of the Corporate HITS, and if such election is made prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, to the holders of the Preferred HITS. If the Notes are not registered in the name of the Property Trustee, the Company will give the holders of the Notes and the Trustee written notice of its election to defer interest payments at least ten Business Days before the earlier of (i) the next succeeding Interest Payment Date and (ii) the date the Trust is required to give notice of the record date or payment date of such interest payment to the New York Stock Exchange or any other exchange on which the Notes or the HITS are listed or any other applicable self-regulatory organization, or to the holders of the Notes (however, in no event shall notice be required more than 15 Business Days prior to an Interest Payment Date).

(f) If an Extension Period is in effect on the Stock Purchase Date and there is a Failed Remarketing, then the Company will pay the holder of the Note the deferred interest on the Stock Purchase Date in subordinated notes that (i) have a principal amount equal to the aggregate amount of deferred interest as of the Stock Purchase Date, (ii) mature on the later of March 15, 2015 and five years after commencement of the related deferral period, (iii) bear interest at a floating rate per annum equal to Three-Month LIBOR plus     %, (iv) are subordinate and rank junior in right of payment and upon liquidation to all of the Company’s Senior Obligations on the same basis as the Notes and (v) are redeemable by the Company at any time prior to their stated maturity and the restrictions set forth in the first sentence of this paragraph shall remain in effect until the Company has paid in full all amounts outstanding under such notes.

Section 2.8 Payment of Deferred Interest.

(a) The Company covenants and agrees with each holder of the Notes that if it defers payment of interest on any Interest Payment Date on or prior to the Stock Purchase Date, then (i) the Company shall notify the Federal Reserve if this covenant is applicable, (ii) the Company will pay deferred interest only out of Eligible Proceeds, and (iii) commencing with the date two years after the beginning of such Extension Period, the Company shall, subject to the approval of the Federal Reserve, continuously use its Commercially Reasonable Efforts to sell shares of common stock or non-cumulative perpetual preferred stock not later than the termination of such Extension Period in an amount so that the net proceeds of such sale, when applied to such deferred payments of interest, will cause such unpaid deferred interest payments to be paid in full and (unless the Federal Reserve instructs otherwise) apply the proceeds of such sale to pay the deferred amounts (provided that the Company shall not in any event be required to pay interest on the Notes at a time when the payment of such interest would violate the terms of any securities issued by the Company or any of its subsidiaries or the terms of a contract binding on the Company or any of its subsidiaries); provided, however, that the forgoing covenant shall not apply with respect to any interest on the Notes that is deferred and unpaid as of the date of consummation of any business combination where, immediately following its consummation, more than 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination; provided, further that the surviving entity may pay any deferred and unpaid interest with any available funds on the next Interest Payment Date following the date of consummation of the business combination or if later, at any time within 90 days following the date of consummation of the business combination. For the avoidance of doubt, the Company’s failure to raise sufficient Eligible Proceeds, or its use of other sources to fund such deferred interest payments subject to the foregoing covenant, by itself, shall not constitute an Event of Default under the Indenture, and this Thirteenth Supplemental Indenture.

(b) Notwithstanding Section 2.8(a), if the Company is required to conduct a sale of shares of common stock or non-cumulative perpetual preferred stock in order to pay amounts due and payable under any instruments or other securities that rank pari passu as to interest or distributions with the Notes, then the Company shall apply such proceeds to deferred interest payments on the Notes, on the one hand, and such other pari passu securities, on the other hand, on a ratable basis in proportion to the total amounts that are due on the Notes and such securities before the Company shall be relieved of its obligation to conduct the sale of the common stock or non-cumulative perpetual preferred stock and apply the proceeds thereof to such securities.

(c) If the Company issues subordinated notes in respect of deferred interest payments pursuant to Section 2.7(f), Sections 2.8(a) and (b) will apply to the payment of interest on and principal of these subordinated notes except that references to termination of the Extension Period shall instead be to the maturity date of these subordinated notes.

Section 2.9 Alternative Payment Mechanism.

The Company shall provide notice to the Federal Reserve at least ten Business Days prior to the APM Commencement Date. Immediately following any APM Commencement Date and until the termination of the related Extension Period, the Company, except to the extent that the Federal Reserve shall have disapproved, shall use Commercially Reasonable Efforts to issue common stock and non-cumulative perpetual preferred stock until the Company has raised an amount of Eligible Proceeds at least equal to the aggregate and unpaid amount of deferred interest on the Notes (including Compounded Interest thereon) and applied such Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest (including Compounded Interest thereon) in accordance with Section 2.8; provided that:

(a) the foregoing obligations shall not apply in respect of any Interest Payment Date if the Company shall have provided to the Trustee (and to the Property Trustee of the Trust to the extent it is the holder of the Notes) no more than 15 and no less than ten Business Days prior to such Interest Payment Date an Officers’ Certificate stating that (i) a Market Disruption Event was existing after the immediately preceding Interest Payment Date and (ii) either (A) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (B) the Market Disruption Event continued for only part of such period but the Company was unable after Commercially Reasonable Efforts to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such Officers’ Certificate is being delivered; and

(b) to the extent that the Company has raised some but not all Eligible Proceeds necessary to pay all deferred interest (including Compounded Interest thereon) on any Interest Payment Date pursuant to this Section 2.9, such Eligible Proceeds shall be applied in accordance with Section 2.8.

Section 2.10 Events of Default

(a) For purposes of the Notes (but not for purposes of any other Securities unless specifically set forth in the terms of such Securities), if one or more of the following shall occur and be continuing, such event shall constitute an “Event of Default” with respect to the Notes under the Base Indenture and this Thirteenth Supplemental Indenture:

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days;

(ii) The Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or of any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due;

(iii) As long as the Notes are held by or on behalf of the Trust, the Trust shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence except in connection with (i) the distribution of the Notes to holders of the Trust Securities in liquidation of their interests in the Trust; (ii) the redemption of all of the outstanding Trust Securities of the Trust; or (iii) certain mergers, consolidations or amalgamations, each as permitted by the Declaration; or

(iv) The Company shall fail to pay interest due in respect of the Notes for a period of 30 days after 28 consecutive quarterly Interest Periods (or the equivalent thereof, if the Notes are not then bearing interest quarterly).

(b) If an Event of Default with respect to the Notes at the time outstanding occurs and is continuing, then unless the principal of all of the Notes shall have already become due and payable, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the entire principal amount of and all accrued but unpaid interest on the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by holders), provided that, in the case of Notes issued to and held by the Trust, or any trustee thereof or agent therefor, if upon an Event of Default, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes fails to declare the entire principal and all accrued but unpaid interest of all the Notes to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the Corporate HITS and, if such declaration occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the Preferred HITS then outstanding, acting together as a single class, shall have such right by a notice in writing to the Company and the Trustee. Upon any such declaration, such amount of the principal of and the accrued but unpaid interest on all the Notes shall become immediately due and payable, provided that the payment of principal and interest on the Notes shall remain subordinated to Senior Obligations to the extent provided in Article 15 of the Base Indenture except to the extent otherwise determined in connection with an Early Remarketing. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and interest on the Notes shall terminate.

Section 2.11 Notice of Defaults; Amount Payable upon Acceleration.

So long as any Notes are held by or on behalf of the Trust, the Trustee shall provide to the holders of the Preferred HITS, Trust Common Securities and Corporate HITS such notices as it shall from time to time provide under Section 5.08 of the Base Indenture. In addition, the Trustee shall provide to the holders of the Preferred HITS, Trust Common Securities and Corporate HITS notice of any Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Notes within 30 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or other event.

Section 2.12 Securities Registrar; Paying Agent; Delegation of Trustee Duties.

The Company appoints The Bank of New York Trust Company, N.A., as securities registrar (the “Securities Registrar”) and Paying Agent with respect to the Notes for so long as it shall act as Collateral Agent and Custodial Agent under the Collateral Agreement and has custody of the Notes in either of such capacities.

ARTICLE III

REMARKETING AND RATE RESET PROCEDURES

Section 3.1 Obligation to Conduct Remarketing and Related Requirements.

(a) The Company shall appoint the Remarketing Agent and enter into a Remarketing Agreement prior to the first Remarketing to effect the Remarketing of the Notes upon the terms, conditions and other provisions provided therein and in the Declaration and the Collateral Agreement.

(b) The Remarketing Agreement shall provide that the Company and the Remarketing Agent agree to use commercially reasonable efforts to effect the Remarketing of the Notes as described in this Article III, and in connection therewith, the Remarketing Agent will use its commercially reasonable efforts to obtain a price for all the Remarketed Notes that results in proceeds, net of any remarketing fee, of at least 100% of their aggregate Remarketing Value. If in the judgment of counsel to the Company or the Remarketing Agent it is necessary for a registration statement covering the Notes to be filed and become effective under the Securities Act in order to effect the Remarketing, then the Company shall (i) use commercially reasonable efforts to ensure that a registration statement covering the full principal amount of Notes to be remarketed shall become effective in a form that will enable the Remarketing Agent to rely on it in connection with the Remarketing or (ii) effect such Remarketing pursuant to Rule 144A (if available) under the Securities Act or another available exemption from the registration requirements under the Securities Act.

Section 3.2 Company Decisions in Connection with Remarketing.

In connection with Remarketings, the Company shall have the right hereunder, subject to Section 3.3(a), without the consent of any holder of the Notes, to change certain terms of the Notes as provided below in this Section 3.2 in order to obtain the Remarketing Value. By not later than the 21st calendar day prior to each Remarketing Date, the Company will specify the following information or decisions in a notice to the Remarketing Agent, the Collateral Agent, the Custodial Agent, the Property Trustee (on behalf of the Trust) and the Trustee (clauses (a) through (e) applying only if the Remarketing is Successful and clause (f) applying only in the case of a Failed Remarketing):

(a) whether the Maturity Date will remain at March 15, 2043 or will be changed to an earlier date (specifying such date if applicable); provided that the Maturity Date may not be changed to a date earlier than the earlier of (i) March 15, 2017 and (ii) if the Remarketing Settlement Date occurs during an Extension Period, the seventh anniversary of the first day of such Extension Period;

(b) whether to change the date after which the Notes will be redeemable at the Company’s option and the redemption price or prices; provided that no redemption date for the Notes, except in the case of a Tax Event, a Capital Treatment Event or an Investment Company Event, may be earlier than the earlier of (i) March 15, 2017 and (ii) if the Remarketing Settlement Date occurs during an Extension Period, the seventh anniversary of the first day of such Extension Period; and provided, further, that if the Remarketing Settlement Date occurs during an Extension Period no redemption price may be less than the principal plus accrued and unpaid interest (including Compounded Interest) on the Notes;

(c) whether in connection with an Early Remarketing that is not the first scheduled Remarketing, the Company is exercising its right under Section 7.2 to cause the subordination provisions in the Base Indenture and this Thirteenth Supplemental Indenture to cease to apply to the Notes, if the Remarketing is Successful, from and after the Remarketing Settlement Date and if so, whether it also elects that the Notes shall no longer be subject to the interest deferral provisions of Section 2.7;

(d) whether the Notes will be remarketed as fixed rate notes or floating rate notes;

(e) if the Notes will be remarketed as floating rate notes, the applicable index (which must be a qualified floating rate) and the interest payment dates and manner of calculation of interest on the Notes, which the Company may change to correspond with the market conventions applicable to notes bearing interest at rates based on the applicable index; and

(f) whether following a Failed Remarketing:

(i) the Maturity Date will remain at March 15, 2043 or will be changed to an earlier date, which date shall not be earlier than March 15, 2017 (specifying such date if applicable); and

(ii) the date after which the Notes will be redeemable at the Company’s option will be changed (which date shall not be earlier than March 15, 2017, except in the case of a Tax Event, a Capital Treatment Event or an Investment Company Event) and the redemption price or prices;

provided that if the Failed Remarketing occurs during an Extension Period any changed Maturity Date of the Notes determined pursuant to clause (i) or early redemption date determined pursuant to clause (ii) may not be earlier than the seventh anniversary of the first day of such Extension Period.

Any such elections made by the Company pursuant to clauses (a) through (e) shall, upon Successful completion of a Remarketing, automatically apply and come into effect in respect of all of the Notes (whether or not sold in the Remarketing) as of the Remarketing Settlement Date and any such elections made by the Company pursuant to clause (f) in connection with a Failed Remarketing shall come into effect in respect of the Notes upon the announcement by the Company that the Final Remarketing is a Failed Remarketing.

Section 3.3 Reset of Interest Rate in Connection with Remarketings and Related Changes in Terms.

(a) As part of and in connection with each Remarketing, the Remarketing Agent shall determine the Reset Rate or Reset Spread on the Notes, subject to Sections 3.3(b) through (e), pursuant to the Remarketing Agreement and in accordance with the other provisions of this Article III, that will apply to all Notes (whether or not sold in the Remarketing) if such Remarketing is Successful for each Interest Period or portion thereof commencing on or after such Remarketing Settlement Date, subject to the following provisions and limitations:

(i) in connection with a Remarketing that is not a Final Remarketing, (A) if the Notes are remarketed as fixed rate notes, the Reset Rate may not exceed the Fixed Rate Reset Cap and (B) if the Notes are remarketed as floating rate notes, the Reset Spread may not exceed the Floating Rate Reset Cap;

(ii) the interest rate on the Notes may not at any time be less than 0% per annum; and

(iii) if (A) the interest rate on the Notes is not a fixed rate or for a floating rate note the applicable index is not a “qualified floating rate” (as defined in U.S. Treasury regulations section 1.1275-5(b)), (B) interest on the Notes is not unconditionally payable at intervals of no more than one year through the remaining term of the Notes, or (C) the redemption price of the Notes is not their principal amount (disregarding a customary call premium that is fixed or objectively determinable based on a qualified floating rate), then the Company shall have received a written opinion of Morrison & Foerster LLP or other nationally recognized tax counsel experienced in such matters to the effect that the discussion contained in the Prospectus under the heading “Certain U.S. Federal Income Tax Consequences” is materially correct, taking into account all of the terms of the Notes following the Remarketing.

(b) If the Remarketing has been determined to be Successful in accordance with Section 3.5(a), by approximately 4:30 P.M., New York City time, on such Remarketing Date, the Remarketing Agent shall notify the Company, the Collateral Agent, the Custodial Agent, the Property Trustee (on behalf of the Trust) and the Trustee that the Remarketing was Successful and the Reset Rate or Reset Spread and any new Maturity Date or redemption provisions determined as part of such Remarketing in accordance with this Article III.

(c) If a Remarketing is Successful, then commencing with the related Remarketing Settlement Date the interest rate on the Notes shall be reset to the rate, determined in accordance with this Article III pursuant to such Remarketing and the other changes, if any, in the terms of the Notes as notified by the Company pursuant to Section 3.2, shall become effective in accordance with this Article III.

(d) If a Remarketing other than the Final Remarketing is not Successful:

(i) no Notes will be sold in such Remarketing;

(ii) the interest rate will remain unchanged unless and until it is reset pursuant to a subsequent Remarketing in accordance with this Article III;

(iii) the other changes, if any, in the terms of the Notes, as notified by the Company pursuant to Section 3.2, shall not become effective; and

(iv) the Company and the Remarketing Agent shall attempt another Remarketing beginning on the next Remarketing Date.

(e) Upon the occurrence of a Failed Remarketing:

(i) no Notes will be sold in such Remarketing and no further attempts at Remarketing shall be made;

(ii) the interest rate will remain unchanged and the Notes will continue to bear interest at the interest rate otherwise in effect, payable on the dates set forth in the Notes, subject to Section 2.5(b);

(iii) the other changes, if any, in the terms of the Notes as notified by the Company pursuant to clauses (a) through (e) of the second sentence of Section 3.2, shall not become effective;

(iv) the Maturity Date and early redemption date for the Notes will change in accordance with clause (f) of the second sentence of Section 3.2, as applicable;

(v) in the case of Notes corresponding to Preferred HITS and Trust Common Securities, such Notes will be applied in satisfaction of the Trust’s obligations under Stock Purchase Contracts in accordance with the Collateral Agreement; and

(vi) in the case of Notes corresponding to Corporate HITS, such Notes will be returned to the Custodial Agent in accordance with the Collateral Agreement.

Section 3.4 Early Remarketing.

If an Early Settlement Event occurs prior to the Stock Purchase Date, the Remarketing Dates shall be the seventh Business Day prior to February 15, May 15, August 15 or November 15, commencing on the first such date that is at least 30 days after the occurrence of such Early Settlement Event, and concluding with the earlier to occur of the fifth such date and a Successful Remarketing; provided that in the case of an Early Settlement Event of the type described in clause (v) of the definition of such term, (1) there shall be only one Remarketing Date, (2) the Reset Rate or Reset Spread shall not be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as the case may be, and (3) if the Remarketing conducted on such date is not Successful, it shall be a Failed Remarketing and the Stock Purchase Date shall be the next succeeding March 15, June 15, September 15 or December 15 (or if such day is not a Business Day, the next Business Day).

Section 3.5 Company Announcements.

(a) If by 4:00 P.M., New York City time, on any day during a Remarketing Period the Remarketing Agent has found buyers for all of the Notes offered in the Remarketing in accordance with this Article III, a “Successful” Remarketing shall be deemed to have occurred. In the event of a Successful Remarketing, the Company shall issue a press release through Bloomberg Business News or other reasonable means of distribution stating that such Remarketing was Successful and specifying the Reset Rate or Reset Spread and any new Maturity Date or redemption provisions and shall post such information on its website on the World Wide Web.

(b) If, by 4:00 P.M., New York City time, the final day of a Remarketing Period the Remarketing Agent is unable to find buyers for all of the Notes offered in such Remarketing, including any Remarketing that would qualify as a Final Remarketing, in accordance with this Article III, an “Unsuccessful” Remarketing shall be deemed to have occurred. In the event of an Unsuccessful Remarketing, the Company shall issue a press release through Bloomberg Business News or other reasonable means of distribution stating that such Remarketing was an Unsuccessful Remarketing, and publish such information on its website.

Section 3.6 Supplemental Indenture.

Notwithstanding any provision of the Base Indenture to the contrary, the Company and the Trustee may enter into a supplemental indenture without the consent of any holder of the Notes to reflect any modifications to the terms of the Notes pursuant to the terms of this Article III and to provide for the exchange of the Notes for Notes in the form reflecting such modifications and adopted pursuant to such supplemental indenture.

ARTICLE IV

EXPENSES

Section 4.1 Expenses.

In connection with the offering, sale and issuance of the Notes to the Property Trustee on behalf of the Trust and in connection with the sale of the Trust Securities by the Trust, the Company, in its capacity as borrower with respect to the Notes, shall:

(a) pay all costs and expenses relating to the offering, sale and issuance of the Notes, including commissions to the underwriters payable pursuant to the Underwriting Agreement and compensation of the Trustee under the Indenture in accordance with the provisions of Section 6.06 of the Indenture; and

(b) be responsible for and shall pay all debts and obligations (except for any amounts owed to holders of the HITS in their respective capacities as holders) and all costs and expenses of the Trust (including, but not limited to, costs and expenses relating to the organization, maintenance and dissolution of the Trust, the offering, sale and issuance of the Trust Securities (including commissions to the underwriters in connection therewith), the fees and expenses (including reasonable counsel fees and expenses) of the Property Trustee, the Delaware Trustee, the Regular Trustees, the Securities Registrar, and the Paying Agent, the costs and expenses relating to the operation of the Trust, including, without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Trust assets and the enforcement by the Property Trustee of the rights of the holders of the Notes and the holders of the HITS).

ARTICLE V

FORM OF NOTE

Section 5.1 Form of Notes.

The Notes are to be substantially in the following form and shall bear any legend required by Sections 2.01 and 2.11 of the Base Indenture:

[IF THE NOTE IS TO BE A GLOBAL NOTE, INSERT - This Note is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of The Bank of New York, as Property Trustee of BAC Capital Trust XIII (the “Trust”). This Note is exchangeable for Notes registered in the name of a person other than The Bank of New York, as Property Trustee of BAC Capital Trust XIII, or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Note may be registered except in limited circumstances.]

Unless this Note is presented by an authorized representative of The Depository Trust Company, New York (“DTC”) to the issuer or its agent for registration of transfer, exchange or payment, and any Note issued is registered in the name of CEDE & CO. or such other name as requested by an authorized representative of DTC (and any payment hereon is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

THIS NOTE IS NOT A SAVINGS ACCOUNT OR A BANK DEPOSIT, IS NOT AN OBLIGATION OF OR GUARANTEED BY ANY BANKING AFFILIATE OF BANK OF AMERICA CORPORATION AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY AND INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

$	CUSIP No.
ISIN No.
No. XIII-R-

BANK OF AMERICA CORPORATION

REMARKETABLE FLOATING RATE JUNIOR SUBORDINATED NOTE DUE 2043

BANK OF AMERICA CORPORATION, a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to THE BANK OF NEW YORK, AS PROPERTY TRUSTEE OF BAC CAPITAL TRUST XIII, or registered assigns, the principal sum of      Dollars ($                    ) on March 15, 2043 or such earlier date as may be specified by the Company following a Remarketing (such date is hereinafter referred to as the “Maturity Date”).

The Company further promises to pay interest on said principal sum from February     , 2007, or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for (subject to deferral as set forth herein), quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing June 15, 2007, and on the Stock Purchase Date in the event of a Failed Remarketing if not otherwise an Interest Payment Date, at a floating rate equal to Three-Month LIBOR, then in effect on the applicable interest determination date, plus     % (or after the Remarketing Settlement Date at such rate per annum as may be established in the Remarketing), until the principal hereof is paid or duly provided for or made available for payment. The amount of interest payable for any period shall be calculated on the basis of a 360-day year and the number of days that have actually elapsed. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such next succeeding Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which banking institutions and trust companies in New York, New York or Charlotte, North Carolina, are permitted or required by any applicable law to close. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Note (or one or more Predecessor Securities, as defined in the Indenture) is registered at the close of business on the regular record date for such interest installment, which shall be the close of business on the business day next preceding such Interest Payment Date. IF PURSUANT TO THE PROVISIONS OF THE INDENTURE THE NOTES ARE NO LONGER HELD BY THE PROPERTY TRUSTEE OR NO LONGER REPRESENTED BY A GLOBAL NOTE, the record date shall be the close of business on the last day of the month immediately preceding the month in which the Interest Payment Date falls. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered holders on such regular record date and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee (as hereinafter defined) for the payment of such defaulted interest, notice whereof shall be given to the registered holders of this series of Notes not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

The principal of (and premium, if any) and the interest on this Note shall be payable at the office or agency of the Trustee maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Security Register. Notwithstanding the foregoing, so long as the holder of this Note is the Property Trustee, the payment of the principal of (and premium, if any) and interest on this Note will be made at such place and to such account as may be designated by the Property Trustee. Notwithstanding the foregoing, so long as the holder of this Note is the Property Trustee, the payment of the principal of and interest (including expenses and taxes of BAC Capital Trust XIII set forth in Section 4.1 of the Thirteenth Supplemental Indenture, if any) on this Note will be made at the Paying Agent Office or at such place and to such account as may be designated in writing by the Property Trustee. This Note may be presented for registration of transfer or exchange at the Securities Registrar Office.

If the principal amount hereof or any portion of such principal amount is not paid when due (whether upon acceleration, upon the date set for payment of the redemption price as provided in the Indenture or upon the Maturity Date) or if interest due hereon (or any portion of such interest), is not paid when due, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate then borne by this Note for the applicable Interest Period, compounded at the end of such Interest Period, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable as set forth in the Indenture.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and junior in right of payment and upon liquidation to the prior payment in full of all Senior Obligations, and this Note is issued subject to the provisions of the Indenture with respect thereto; provided that, in connection with an Early Remarketing that is not the first scheduled Remarketing, the Company may elect that effective on or after the Remarketing Settlement Date the indebtedness evidenced by this Note shall cease to be subordinate and junior in right of payment and upon liquidation to the prior payment in full of all Senior Obligations. Each holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on its behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee its attorney-in-fact for any and all such purposes. Each holder hereof, by its acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Obligations, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BANK OF AMERICA CORPORATION

By:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within mentioned Indenture.

Dated:

THE BANK OF NEW YORK TRUST COMPANY, N.A., not in its individual capacity but solely as Trustee

By:
Authorized Signatory

(FORM OF REVERSE OF NOTE)

This Note is one of a duly authorized series of Notes of the Company (herein called the “Notes”) specified in the Indenture and issued or to be issued in one or more series under the Restated Indenture dated as of November 1, 2001 (herein called the “Base Indenture”), between the Company and The Bank of New York Trust Company, N.A., as successor to The Bank of New York (herein called the “Trustee”), as amended and supplemented, and as further amended and supplemented by the Thirteenth Supplemental Indenture, dated as of February     , 2007, between the Company and the Trustee (the “Thirteenth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in other respects as provided in the Indenture. This series of Notes is limited in aggregate principal amount as specified in the Thirteenth Supplemental Indenture.

Subject to the prior approval of the Federal Reserve, the Company may at any time, at its option, (a) in whole but not in part, within 90 days after a Tax Event, Capital Treatment Event or an Investment Company Event or (b) in whole at any time or in part from time to time on or after March 15, 2017 (or such later date as may be specified by the Company in connection with a Remarketing), and in either case subject to the terms and conditions of Article 14 of the Base Indenture and Section 2.6 of the Thirteenth Supplemental Indenture, redeem this Note, without premium or penalty, at a redemption price equal to 100% of the principal amount hereof plus accrued and unpaid interest to the Redemption Date.

In the event of redemption of this Note in part only, a new Note or Notes of this series for the portion hereof not prepaid will be issued in the name of the holder hereof upon the cancellation hereof.

Subject to the limitations described in Sections 2.7 and 2.8 of the Thirteenth Supplemental Indenture, and so long as no Event of Default has occurred and is continuing, the Company shall have the right at any time and from time to time prior to the Maturity Date to defer payment of interest on this Note, for up to 28 consecutive quarterly Interest Periods, i.e. seven years after the commencement of such Extension Period (or the equivalent thereof, if the Interest Periods are not then quarterly), with respect to each Extension Period, during which Extension Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid (together with Compounded Interest thereon to the extent permitted by applicable law); provided that no Extension Period shall extend beyond the Maturity Date of the principal of this Note, and each Extension Period shall end on a date that is an Interest Payment Date. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period shall exceed 28 consecutive quarterly Interest Periods (or the equivalent thereof if this Note is not then bearing interest quarterly) or extend beyond the Maturity Date of the principal of this Note.

No sinking fund is provided for the Notes.

This Note shall be remarketed as provided in the Indenture. In connection therewith, the Company may change the Maturity Date, the date after which this Note may be redeemed in whole or in part prior to the Maturity Date at the option of the Company, the rate of interest payable on this Note, the Interest Payment Dates, the manner of calculating interest on this Note and certain other provisions of the Notes, all as set forth in the Indenture and without the consent of any holder of this Note.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Note upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the securities of each series affected at the time outstanding, as defined in the Indenture, voting as a class, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Notes; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity of any Note (except as set forth in the terms of the Notes), or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof or any premium thereon, or reduce any amount payable on redemption thereof or make the principal thereof or any interest or premium thereon payable in any coin or currency other than that provided in the Notes, or impair or affect the right of any holder of Notes to institute suit for payment thereof or the right of repayment, if any, at the option of the holder, without the consent of the holder of each Note so affected, or (ii) reduce the aforesaid percentage of Notes, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Note then outstanding and affected thereby. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Notes at the time outstanding affected thereby, on behalf of all of the holders of the Notes, to waive any past default or Event of Default prior to a declaration of acceleration other than (i) a default in the payment of principal of, premium, if any, or interest on the Notes, (ii) a default in respect of covenants that cannot be modified or amended without the consent of each holder of the Notes, or (iii) a default in respect of the covenant contained in Section 2.7(b) of the Thirteenth Supplemental Indenture. Any such consent or waiver by the registered holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Note and of any Note issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Notes at the time outstanding occurs and is continuing, then in each and every such case the Trustee or the holders of not less than 25% in principal amount of the outstanding Notes may declare the entire principal amount of and all accrued but unpaid interest on the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by holders), provided that, in the case of Notes issued to and held by BAC Capital Trust XIII, or any trustee thereof or agent therefor, if upon an Event of Default, the Trustee or the holders of not less than 25% in principal amount of the outstanding Notes fails to declare the entire principal and all accrued but unpaid interest of all the Notes to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the Corporate HITS and, if such declaration occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the holders of the Preferred HITS then outstanding, acting together as a single class, shall have such right by a notice in writing to the Company and the Trustee. Upon any such declaration, such amount of the principal of and the accrued but unpaid interest on all the Notes shall become immediately due and payable, provided that the payment of principal and interest on the Notes shall remain subordinated to Senior Obligations to the extent provided in Article 15 of the Base Indenture except to the extent otherwise determined in connection with an Early Remarketing. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and interest on this Note shall terminate.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the time and place and at the rate and in the money herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Securities Register, upon surrender of this Note for registration of transfer at the office or agency of the Company maintained under Section 3.02 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar (as defined in the Thirteenth Supplemental Indenture) duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of such series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee designated under Section 3.02 of the Base Indenture shall treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

[IF THIS IS A GLOBAL NOTE: This Global Note is exchangeable for Notes in definitive form only under limited circumstances set forth in the Indenture.] Notes of this series are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations herein and therein set forth, Notes of this series so issued are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the holder surrendering the same.

The Company and, by its acceptance of this Note or a beneficial interest therein, the holder of, and any Person that acquires a beneficial interest in, this Note agree that for United States Federal, state and local tax purposes it is intended that this Note constitute indebtedness.

THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THE NOTES WITHOUT REGARD TO CONFLICTS OF LAWS PROVISIONS THEREOF.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This is one of the Securities referred to in the within mentioned Indenture.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

agent to transfer this Note on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:
Signature Guarantee:

(Sign exactly as your name appears on the other side of this Note)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ARTICLE VI

ORIGINAL ISSUE OF NOTES

Section 6.1 Original Issue of Notes.

Notes in the aggregate principal amount of $[Aggregate] may, upon execution of this Thirteenth Supplemental Indenture, be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent shall thereupon authenticate and deliver said Notes in accordance with a Company Order.

Section 6.2 Calculation of Original Issue Discount.

If during any calendar year any original issue discount shall have accrued on the Notes, the Company shall file with each Paying Agent (including the Trustee if it is a Paying Agent) promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on outstanding Securities as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE VII

SUBORDINATION

Section 7.1 Senior and Subordinated Debt.

(a) The subordination provisions of Article 15 of the Indenture shall apply; provided that for purposes of the Notes (but not for purposes of any other Securities unless specifically set forth in the terms of such Securities), the definition of “Senior Obligations” in the Indenture is hereby deleted in its entirety and replaced by the following::

“Senior Obligations” means, with respect to the Company, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor for money borrowed or purchased and similar obligations (whether or not denominated as senior or subordinated), and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments (whether or not denominated as senior or subordinated) issued by such obligor (including junior subordinated debt securities and guarantees issued by the Company or its predecessor entities with respect to any existing or future trust preferred securities under the Indenture or otherwise); (ii) all capital lease obligations of such obligor; (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such obligor for the reimbursement on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the Company arising from off-balance sheet guarantees by the Company and direct credit substitutes and obligations of the Company associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts, swap agreements (including interest rate and foreign exchange swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts and commodity option contracts; (vi) all obligations and financial instruments of the type referred to in clauses (i) through (v) of other Persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor); provided that “Senior Obligations” shall not include any such indebtedness (including without limitation any junior subordinated debt securities and guarantees) that is by its terms subordinated to or pari passu with the Notes, including any such indebtedness that the Federal Reserve authorizes for inclusion in Tier 1 capital, all limited to the extent that the classification of such indebtedness as ranking subordinated to or equally with the Notes is authorized under the capital rules of the Federal Reserve.”

Section 7.2 Company Election to End Subordination.

The Company may elect, at any time effective on or after the Remarketing Settlement Date in connection with an Early Remarketing of the Notes that is not the first scheduled Remarketing, that its obligations under the Notes shall cease to be subordinated to Senior Obligations, in which case the provisions of Article 15 of the Base Indenture and, if the Company so elects, Section 2.7 hereof and Section 2.13 of the Base Indenture, shall thereafter no longer apply to the Notes, and the Notes shall cease to constitute pari passu securities with any other securities that by their terms have been deemed to rank equally with the Notes. The Company shall give the Trustee notice of any such election not later than the effective time, and shall promptly issue a press release through Bloomberg Business News or other reasonable means of distribution.

Section 7.3 Compliance with Federal Reserve Rules.

The Company shall not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the Notes (if then subject to Article 15 of the Base Indenture), except in compliance with applicable regulations and guidelines of the Federal Reserve.

Section 7.4 Extension of Rights, Privileges, etc.

Anything contained herein or in the Indenture to the contrary notwithstanding, the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Effectiveness.

This Thirteenth Supplemental Indenture will become effective upon its execution and delivery.

Section 8.2 Successors and Assigns.

All covenants and agreements in the Base Indenture, as supplemented and amended by this Thirteenth Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

Section 8.3 Further Assurances.

The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Thirteenth Supplemental Indenture.

Section 8.4 Effect of Recitals.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 8.5 Ratification of Indenture.

The Base Indenture, as supplemented by this Thirteenth Supplemental Indenture, is in all respects ratified and confirmed, and this Thirteenth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 8.6 Governing Law.

This Thirteenth Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Thirteenth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

BANK OF AMERICA CORPORATION

By:
Name:
Title:

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

By:
Name:
Title: